Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION NAMES NEW CHIEF FINANCIAL OFFICER

WINCHESTER, Virginia (February 14, 2014) -- American Woodmark Corporation (NASDAQ: AMWD) today announced that M. Scott Culbreth will assume the role of Chief Financial Officer effective February 24, 2014.  Culbreth will report directly to Kent Guichard, Chairman and Chief Executive Officer.

Prior to joining American Woodmark, Culbreth was Chief Financial Officer of Piedmont Hardware Brands, an international manufacturer of hardware acquired from Newell Rubbermaid by NOVA Capital in September 2013.  Prior to assuming his role with Piedmont, Culbreth held a variety of financial roles with increasing responsibility with Newell Rubbermaid, Robert Bosch Corporation, and Shell Oil Company.  Culbreth earned a bachelor’s degree in finance from Virginia Tech and a masters degree in business from Washington University.

In his position as Chief Financial Officer of American Woodmark, Culbreth will be a key member of the executive team with direct responsibility for the Company’s information technology, controller, treasury and internal audit functions.

Guichard commented, “Scott brings a wealth of experience in complex, multi-site manufacturing on an extensive international platform.  His skills and insights will be a tremendous asset to the Company as we pursue our 2019 Vision to be a World Class organization.  We are excited to have Scott join our already highly capable leadership team.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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